Exhibit 99.1

EDITED TRANSCRIPT

FCN.N—Q4 2021 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: FEBRUARY 24, 2022 / 8:00PM GMT

OVERVIEW:

Co. reported full-year 2021 revenues of $2.78b and GAAP EPS of $6.65. 4Q21 revenues were $676.2m, net income was $38.2m and GAAP EPS was $1.07. Expects full-year 2022 revenues to be $2.920-3.045b and EPS to be $6.40-7.20.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Ajay Sabherwal FTI Consulting, Inc.—CFO

Mollie Hawkes FTI Consulting, Inc.—VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc.—President, CEO & Director

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division—Analyst

Marc Frye Riddick Sidoti & Company, LLC—Business and Consumer Services Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division—MD

P R E S E N T A T I O N

Operator

Welcome to the FTI Consulting Fourth Quarter and Full Year 2021 Earnings Conference Call. (Operator Instructions) Please note that this event is being recorded.

I would now like to turn the conference over to Mollie Hawkes, Vice President of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc.—VP of IR & Communications

Thank you. Good afternoon. Welcome to the FTI Consulting conference call to discuss the company’s fourth quarter and full year 2021 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties. Forward-looking statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends, ESG-related matters and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning. A copy of which is available on our Investor Relations website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our annual report on Form 10-K for the year ended December 31, 2021, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow.

For a discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning, which include the reconciliations.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which has been updated to include our fourth quarter and full year 2021 results.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I have said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer. At this time, I will turn the call over to President and Chief Executive Officer, Steven Gunby.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thanks, Mollie. Mollie, can you hear me okay? All good. Well, good afternoon to everyone, and thank you all for joining us. Let me start with a couple of preliminary remarks before we get into it. First of all, thank you all for juggling your time. I know that we had at the last minute switched this time of this, and everybody on this call has busy calendars. So I apologize for the inconvenience and want to express our appreciation for you all, juggling your calendars to be here.

Second, my second point was going to be, I thought a positive point. I was going to, maybe for the first time ever, begin to talk a little positively on the COVID situation. And I was going to express my hope that we are finally, in many places around the world and I hope where you are, starting to see some movement towards the normality. I still hope that, but I think the events in the Ukraine in the last little while, remind us that the hope to normality, unfortunately, is not just limited to COVID. So I wish many good wishes to you and any colleagues, family, friends who are affected by that situation.

Let me turn to what I think is a much more positive set of messages. And today, I’d like to share 3 messages about our company before I turn the call over to Ajay to take you through our financials. The first one, if you don’t mind, I’d like to spend a couple of minutes upfront, thanking and complementing our team for what I believe has been spectacular, spectacular performance over the last year, and in fact, over the last while, a longer period of time as well. As I’m sure many of you have by now have already seen, 2021 was another terrific year in the face of the global pandemic, and as we’ll talk about, the worst restructuring market in probably the last 15 years, we delivered another record year.

And let me stress that word another. We’ve now had 7 years in a row of adjusted EPS growth. 7 years in a row in the face of COVID, fluctuating restructuring markets, turning around core strategies, expanding geographies, entering new adjacencies, lumpiness from big jobs coming or going, heightened competition and attracting talent among lots of other challenges. 7 years in a row of growth in adjusted EPS, which is the easiest thing to measure, but also, to me, far more important in the underlying drivers of those financial results. The talent level of our organization, the ambition of it, the energy, the commitment of our people, the leadership, the number of great assignments we are working on, the client relationships we forged and the enhancement of our reputation that all those factors have driven.

We don’t have a single business that has guaranteed automatic growth every quarter. In fact, if you look back over these several years, many of our teams in sub businesses during this period were down multiple quarters in a row, as they face difficult markets or made big investments or had big jobs end. What I believe our results have shown is that over any extended period of time, those short-term factors don’t matter. Rather over any extended period of time when our teams do the right things, they control our destiny. We create our own future.

Over time, we have shown ourselves able to attract great talent to support the growth of that talent in our organization, to double down and reinforce core positions in core markets, to expand into new adjacencies, and as a consequence of all that, make ourselves ever better able to serve our clients, to build our businesses, to build our brand. It is that commitment, those efforts by our leaders and our teams that have allowed us to grow 7 years in a row. And over those last 4 years — in the last 4 years of that, in the face of good markets and bad markets, to average double-digit organic top line growth.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

To me, that demonstrates something important. It demonstrates that FTI is not the cork on the restructuring wave that some described us as when I joined. Rather, I think our teams have shown that when we do the right things, we have multiple, multiple businesses that are each powerful growth engines, engines that, of course, can get buffeted by markets or other short-term factors over any extended period of time, engines that could plow through markets, plow through them and find their way towards success in attracting and developing talent, success in brand building assignments and success in financial results.

Over the past several years, I believe we’ve seen examples of that in every business. This year, in the resilience of CF, the comeback of FLC in some parts of Econ business, in the last several years, the extraordinary performance of our tech business following the strategic changes they made 5 years ago or the performance of our Stratcom business over now 7 years. And I think the story is similar, if you think about it instead of by segment but by geography. Just think about the challenges our teams had of taking on difficult positions in, say, Australia or LATAM. They were not small, nor is the challenge of conquering new markets in Europe. But that’s why I think our teams very much deserve the sense of excitement and pride that they have when they turned those platforms positions into platforms for growth. So let me start with my thanks and my congratulations to our teams.

For the second point, let me pick up on that word platform. What I’d like to underscore is that to me, the successes we have been having are not the end, but rather the beginning. The success we’ve had has left us with powerful platforms that we can leverage going forward to extend that growth, to build upon it. The success we’ve had in stability now to bet boldly in Germany and France, in The Netherlands, in China, in the Middle East and in other places in a way that we could never have done a few years ago. It gives us the ability to invest behind that successful tech business and that successful Stratcom business to drive our investigations business, to grow all those nonrestructuring services in CorpFin and in the face of a slow restructuring market to commit to continue to grow that business, to extend that global leadership, confident that it will eventually pay off in a big way and brand assignments in leadership positions in attracting great talent. To me, to my knowledge, this company has never had such a rich set of opportunities before it as we do today.

And that brings me to the third point to preview something Ajay will discuss, which is there’s always near-term risk in these sorts of investments. Let me spend a minute on that. As you know, our investments are typically in hiring. If one instead buys a company, the investment shows up in its capital. If on the other hand, you hire a lot of people, it shows up in EBITDA. This year, our ambition is to have the highest organic growth rate during my tenure and I guess is during the company’s entire history, the highest organic growth rate. There is no way to make those sorts of bold bets without facing some short-term financial risk.

And if you want to underscore some of the negatives, we’re making those bets at a time when our most profitable business, our restructuring business, is facing market demand that is lower than it’s been in 15 years according to one measure and 20 years according to another measure. And we no longer have the rollover of the large restructuring jobs from the early parts of the 2020. And we’re facing compensation pressure due to wage inflation in a tight talent market. And at the same time, we’re expecting rising SG&A expenses due to a rebound in travel expenses post COVID as well as investments in infrastructure to support the growth.

So one can get worried about the number of bets we’re making. One could wonder in the face of that, could we cut back on our bets. Of course, we could. But let me underscore something else. I don’t believe that’s how one makes a company like this soar. It’s not how we’ve built this company over the last 7 years. It’s not how we’ve achieved the growth we have. My experience is when you have great people and great bets to make, you commit to those people, you commit to those opportunities and you make those bets. And you live with any potential short-term dislocations in the P&L. Because if you do, even if there are short-term dislocations in the P&L in a couple of quarters or a year in the medium term, the company soars, it delivers for your clients. It delivers for the people whose energy and sweat makes that success happen. And ultimately, thereby it delivers for the shareholders, as you have seen now over the last 7 years.

So we are making those bets this year. And there is some risk in the near-term P&L. But I will say those bets, those opportunities have left me never more excited about where we can take this company over the next while. I so look forward to sharing that journey with each of you.

With that, let me turn the call over to Ajay to take you through our financial results in more detail. Ajay?

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Thank you, Steve. Good afternoon, everybody. In my prepared remarks, I will take you through our company-wide and segment results and guidance for 2022. I will begin with some highlights from our full year 2021 performance. Revenues of $2.78 billion increased $314.9 million from $2.46 billion in 2020. GAAP EPS of $6.65 increased $0.98 from $5.67 in 2020. Adjusted EPS of $6.76 increased $0.77 from $5.99 in 2020 and adjusted EBITDA of $354 million was up $21.7 million from $332.3 million in 2020. Our record performance this year is primarily because of 12.8% revenue growth, once again demonstrating how beneficial it is to have the breadth of our service offerings.

In 2021, demand continued to decline for restructuring, often our highest margin service offering as access to capital remained abundant and many pandemic-related moratoriums and insolvency proceedings were extended. Conversely, the continued high level of liquidity in the market spurred record levels of M&A activity, which drove strong demand for our Economic Consulting and Technology segments as well as our transactions practice within our Corporate Finance & Restructuring segment. Our Forensic and Litigation Consulting, or FLC segment, which was heavily impacted by pandemic-related travel restrictions and core closures in 2020, saw activity levels rebound across almost all practice areas in 2021. So FLC has not yet reached pre-COVID-19 levels of business activity across the entire segment.

Lastly, our Strategic Communications segment recovered well from COVID-related impacts in 2020 and delivered a record year. We also continue to invest in people. Our total headcount increased 7.3% year-over-year on top of the 13.5% increase in total headcount in 2020. Revenue growth more than offset the increase in direct costs, primarily from headcount growth and higher variable compensation and an increase in SG&A expenses.

Now I will turn to fourth quarter results. For the quarter, revenue of $676.2 million increased $49.7 million or 7.9%, with revenues increasing across all business segments compared to the fourth quarter of 2020. GAAP EPS of $1.07 compared to $1.57 in the prior year quarter. Adjusted EPS of $1.13, which excludes $0.06 of noncash interest expense related to our 2023 convertible notes, compared to adjusted EPS of $1.61 in the prior year quarter. Of note, the fourth quarter of 2020 included a significant tax benefit resulting from the use of foreign tax credits in the U.S. and a deferred tax benefit arising from an intellectual property license agreement between our U.S. and U.K. subsidiaries, which boosted both fourth quarter of 2020 GAAP and adjusted EPS by $0.32. Net income of $38.2 million compared to $55.6 million in the fourth quarter of 2020. Adjusted EBITDA of $62 million compared to $82.3 million in the prior year quarter.

Now turning to our performance at the segment level for the fourth quarter. In Corporate Finance & Restructuring, revenues of $231.5 million increased 5.3% compared to Q4 of 2020. The increase was due to higher demand for business transformation and transaction services as well as an increase in pass-through revenues and success fees, which was partially offset by lower demand for restructuring services compared to the prior year quarter. Business transformation and transactions represented 62%, while restructuring represented 38% of segment revenues this quarter. This compares to business transformation and transactions representing 44% and restructuring representing 56% of segment revenues in the prior year quarter.

As business transformation and transactions grew 50%, while restructuring revenues declined 27%. Adjusted segment EBITDA of $22.2 million or 9.6% of segment revenues compared to $35.4 million or 16.1% of segment revenues in the prior year quarter. This decrease was primarily due to higher compensation, which was largely related to an increase in variable compensation and higher SG&A expenses.

In FLC, revenues of $138 million increased 8.5% compared to the prior year quarter. The increase was primarily due to higher demand for health solutions and investigation services. Adjusted segment EBITDA of $8.5 million or 6.2% of segment revenues compared to $7.6 million or 6% of segment revenues in the prior year quarter. This increase was due to higher revenues, which was partially offset by an increase in SG&A expenses and compensation.

Economic Consulting’s revenues of $172.3 million increased 7.4% compared to Q4 of 2020. The increase in revenues was primarily due to higher demand for non-M&A-related antitrust and financial economic services, which was partially offset by lower demand for M&A-related antitrust services compared to the prior year quarter. Non-M&A-related antitrust services represented 33% and M&A-related antitrust services represented 20% of total segment revenues for the fourth quarter. Adjusted segment EBITDA of $30 million or 17.4% of segment revenues compared to $31.3 million or 19.5% of segment revenues in the prior year quarter. This decrease was primarily due to higher compensation.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

In Technology, revenues of $64.6 million increased 10.2% compared to Q4 of 2020. The increase in revenues was primarily due to higher demand for investigations and litigation services. Adjusted segment EBITDA of $7.8 million or 12.1% of segment revenues compared to $10.2 million or 17.3% of segment revenues in the prior year quarter. This decrease was primarily due to higher compensation, which includes an increase in variable compensation and the impact of a 14.7% increase in billable headcount as well as higher SG&A expenses.

Lastly, in Strategic Communications, revenues of $69.9 million increased 15.5% compared to Q4 of 2020. The increase in revenues was primarily due to higher demand for corporate reputation and public affairs services. Adjusted segment EBITDA of $14.9 million or 21.4% of segment revenues compared to $11.7 million or 19.4% of segment revenues in the prior year quarter. This increase was due to higher revenues, which was partially offset by an increase in compensation and SG&A expenses.

I will now discuss certain cash flow and balance sheet items. Net cash provided by operating activities of $355.5 million compared to $327.1 million in the prior year. Free cash flow of $286.9 million in 2021 compared to $292.2 million in 2020, primarily due to an increase in net cash used for purchases of property and equipment, which includes capital expenditures related to our new office in New York City.

There were no share repurchases in Q4 of 2021. For the full year 2021, we repurchased 422,000 shares at an average price of $109.37, for a total cost of $46.1 million. Cash and cash equivalents at the end of the year were $494 million — $494.5 million. Total debt net of cash of negative $178.2 million on December 31, 2021, decreased $199.5 million compared to December 31, 2020.

Turning to our 2022 guidance. We are, as usual, providing guidance for revenues and EPS. We estimate that revenues for 2022 will be between $2.92 billion and $3.045 billion. We expect our EPS to range between $6.40 and $7.20. Of note, due to our adoption of a new accounting standard change that went into effect on January 1, 2022, we will not record noncash interest expense related to our 2023 convertible notes. As such, assuming no other future special charges or adjustments, we currently expect EPS and adjusted EPS to be the same in 2022.

Additionally, pursuant to the first supplemental indenture for our 2023 convertible notes that was effective on January 1, 2022, the company is now required to settle the principal amount of our 2023 convertible notes that is due upon conversion in cash only versus at our option in cash or stock or a combination. We retained the option of settling the premium, if any, due upon conversion of our 2023 convertible notes in cash or stock or a combination. Importantly, none of these changes affect the calculation of adjusted EPS in the prior periods.

Turning to our guidance. Our 2022 guidance range incorporates several assumptions. First, as we have the wherewithal, intent and opportunity to invest for growth, our plans include aggressive hiring globally. Though there is no certainty that we will be successful in such hiring, aggressive headcount additions typically result in reduced profitability in the short term. Coupled with investment in headcount, there is also increasing pressure on wages and not all of this expense may be recoverable in price increases.

Second, though we believe we are the leader in restructuring globally, and we intend to maintain that position, we currently expect restructuring activity to improve only moderately over the course of 2022. Additionally, many of the large restructuring engagements we supported in 2020 and 2021 has now concluded. Moody’s trailing 12-month global default rate for speculative grade corporate issuers was 1.7% as of the end of 2021, down from 6.9% in December of 2020. Moody’s is currently forecasting that this rate will fall to a bottom of 1.5% in Q2 of 2022 and will gradually rise to 2.4% by the end of 2022. Some analysts don’t expect a rebound in restructuring activity until 2023.

Third, global M&A activity, which drives demand in our Economic Consulting and Technology segments as well as our transactions business and Corporate Finance & Restructuring was at record levels in 2021. Though we currently expect that this elevated level of activity will continue, regulatory scrutiny, crystal policy and other events globally may dampen such demand.

Fourth, demand in our FLC segment improved significantly in 2021 compared to pandemic-related lows in performance in 2020. However, over the course of 2021, demand for these services weakened. Our current expectation is for a rebound in such demand in 2022.

Fifth, certain aspects of SG&A such as travel and entertainment, have remained depressed due to the pandemic. Our expectation is that in 2022, SG&A may revert back closer to the per person levels we saw in 2019.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

Sixth, we expect a higher effective tax rate in 2022. We currently expect our full year 2022 tax rate to range between 22% and 25%, which compares to 21.1% in 2021. Overall, based on our expectation for a gradual improvement in demand for restructuring and FLC services, our guidance assumes that the second half of 2022 will be stronger than the first half.

I must point out that our assumptions define a midpoint and a range of guidance around such midpoint, which I characterize as our current best judgment. Often, we find actual results are beyond such range, because ours is largely a fixed cost business in the short term and small variations in revenue may have an outsized impact on income.

And now, I will close my remarks today by emphasizing a few key themes. First, we believe FTI is unique in having such a diverse mix of services and that helps us thrive regardless of business cycle. Second, our investment to build expertise in areas like information governments, privacy and cybersecurity, public affairs and in industry verticals like energy, power and renewables and financial services and in geographies, including Continental Europe, the Middle East and Australia are paying off, and we intend to double down on these and other investments. Non-U.S. revenues have more than doubled in the last 5 years, while U.S. revenues have grown by 1/3 over that time frame.

Third, our leadership remains focused on growth with strong staff utilization and realization. And finally, our business generates excellent free cash flow, and our balance sheet is exceptionally strong. We have the capacity to continue to boost shareholder value through organic growth, share buybacks and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

Q U E S T I O N S A N D A N S W E R S

Operator

(Operator Instructions) Our first question will come from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

First question I had was just on FLC. Obviously, a little bit of a challenging quarter on the utilization front for that business. I think, Ajay, you mentioned expecting a rebound in 2022. So I was hoping you could spend a little bit more time about what’s been driving the weakness over the past quarter or 2, whether or not the fourth quarter number was at all surprising to you? And then maybe thoughts on how the segment is setting up for next year. Not sure whether court system throughput is a component to what you’ve seen in 2021? Or if it’s back to pre-COVID levels or not, but maybe you can touch on that as well.

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Sure. Thanks, Andrew. I’ll take that. So no question about it. The utilization in aggregate, in FLC is lower than we would like to see it. There’s no question about that. And we expect better utilization, improved performance as we go out. But that masks a bunch of stuff. It masks the fact that we are making — continuing to make massive investments. And in places like Europe, for example, you can’t — we can’t reasonably expect that investment to turn around and generate profits on day 1. So there is — so it’s a combination. We do expect better utilization, but there is also the factor that one must note of making those significant investments in a whole bunch of new geographies. So that’s one aspect there.

The second point I’ll make is that we don’t have — we do have large jobs, but we don’t have the same volume of large jobs that we had in sort of the first, second quarter of last year. So since then, that volume of large jobs has diminished. We don’t have evidence that others are getting those large jobs either. So perhaps it’s a lag and when the regulatory scrutiny, which drives our business, will manifest itself in sort of work for us. So that could be a factor there, too.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

And I don’t want to minimize COVID, though I don’t want to make an excuse for COVID, in certain geographies like Asia, there is a COVID effect. In certain segments like health, in our certain sub-practices like health solutions hospitals have deferred operational work. So it’s a combination of factors. Bottom line is we expect to do better. We have the talent, the capabilities, the investment in various geographies that we ought to do better.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Ajay, maybe I can add a minute to that, if I could. Let me maybe go out a little further out in time frame. And Andrew, let me talk to some longer time frames, which I think you’re also familiar with. We’ve had a great business in FLC for a long period of time. But I think what is easy to forget is at one point, this business for a long time, this business is equally a sizable contribution to the growth and profitability of this company as CorpFin. And we’ve obviously gotten CorpFin on this incredible growth trajectory.

If you look hard, over a 10-year period, actually, FLC was flat in terms of EBITDA. I think if you look at ‘15, ‘16, ‘17, we weren’t much higher in EBITDA in ‘15, ‘16 and ‘17, which actually masks the fact that some underlying businesses where we invested were growing vibrantly, like our construction solutions business and our data analytics business. But that in turn means we had other businesses that are stagnating, which was not acceptable. So what we are doing, and we’re in the process of doing is investing to put this back — a concerted effort to put this thing back on a long-term major growth trajectory.

And if you think about it, we had quite a bit of success with some of the first investments in ‘18, ‘19. We got a little bit thrown off in ‘20 and ‘21. But we really have — we’ll continue — we’ve got a multiyear path in this way. And right now, we’ve been really successful in getting a bunch of very senior people in new geographies and in adjacent spaces. And so what we’re committing to this year is to invest behind those people and to realize the long-term future. I think Ajay is right. We hope that, that will come along with higher utilization this year. You can’t absolutely be sure.

But we’re not planning to run this business at low utilization forever. This is part of a multiyear trajectory to get this business, which has some great people in it back to the position it should be in the company. Does that help, Andrew?

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division - Analyst

Yes. No, that’s very helpful. I guess for my follow-up, it’s a — it’s probably going to be another multipart question, but I want to ask about kind of wage pressures broadly and the ability to pass on kind of rate increases via higher billing rates. I think I asked a similar question last quarter as well. But kind of doing some back of the envelope math on your top line growth expectations and EPS guidance, it seems to me, given the higher tax rate that there are — there is some margin pressure year-over-year. Correct me if I’m wrong, but with that kind of in mind, how much of that is wage pressures? How much of that is T&E or pass-through costs? Just trying to understand what I think is all things considered a pretty constructive margin guidance. Just trying to understand where wages and hiring talent and the expensive nature of the current environment fits into the overall puzzle.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well, yes, let me give you a quick answer, and then Ajay can maybe give a little more detail. Look, I think you’ve hit the right issues. And the truth is you don’t know how much you’re going to be able to capture back in price. My experience is in inflationary environments, where you have talent costing you more and real estate costs and T&E going up, that happens to everybody and it eventually gets reflecting in bill rates. But you never know whether you’re going to get at that first year or not. You can set your list bill rate up, but it’s always also around realization. And so anybody who tells you they exactly know how much they’re going to recapture this year is — well I guess, is smarter than Ajay and me, I guess, is the point.

But I think you’ve hit the right sort of factors. All of those things are going on. And we’ve tried to estimate how that shakes out in the P&L. Ajay, I don’t know if we can give more details on that, I’ll leave that to you.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting, Inc. - CFO

No, we don’t, Steve. Mercifully, we don’t. That’s why we gave guidance in the range, Andrew. I mean — listen, I mean, it’s when we are — we give revenue and EPS guidance, right? And we’ve given you the tax rate, which is slightly higher. So you can ease in the midpoint of that earnings guidance, and you can take a midpoint on the revenue guidance. Essentially, we’re saying revenue growth resulting in flat EPS. That’s what we would surmise from those midpoints, and that must mean margin contraction somewhere along the way when you have that statistic.

So — and then you have a range around it. And that margin contraction is for the 2 — among the 3 main reasons, which is headcount growth not sufficiently offset with productivity growth in the same period, wages not sufficiently offset the price increase on our realization there from, and increases in SG&A, especially T&E. It’s those 3 factors. And where you end up with those 3 factors of that spectrum?

One more point I will make, we are a very, very, very successful company. Look at those cash balances, look at the earnings growth over a period of time. And one of the reasons we don’t give margin guidance in precision or we don’t give exactly what headcount we aim to hire is because we intend to be opportunistic. If the right — the most difficult part is hiring in growth, is the hiring the right people in the right geographies. And if we find those opportunities to do so, which is not obvious, then even if it is margin impacting, we ought to do so, given the capacity that we have for further growth. So we don’t want to be handcuffed with every piece spot in our P&L.

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Thank you, Andrew, and thank you for your flexibility on the schedule today. Again, I apologize for asking for it, but I appreciate it.

Operator

Our next question will come from Tobey Sommer with Truist Securities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

I wanted to ask about what are the lines of business that you are seeding and investing in today, that you would consider early stage and analogous to the ones that we know about now and talk about now as growth drivers that were in that position in your first few years at the firm?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Well that’s a good question. And I’m trying to think about whether I’m actually going to answer it, though, because we don’t like to tip off our competitive view of where we see the opportunities.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division - MD

Right. I understand you might not give us that in year 1, but if there’s something in year 2 or 3, you might?

Steven H. Gunby - FTI Consulting, Inc. - President, CEO & Director

Let me take it in a different direction. Rather than business areas, let me do this in terms of geography. We had a business in Germany. We had a business in France. We didn’t have a business in the Netherlands. We had a business in the Middle East. We had a business in Latin America. We had a business in Australia. We didn’t have many businesses that we could bet behind for a long time. We had a very good German Stratcom business, but nothing else in Germany. We had mix — we were going sideways for a long time in France. We weren’t in the Netherlands, Australia, you heard us talk about for a long time as a turnaround. Latin America, we had to do a cleanup. In Middle East, we were kind of mixed talent for a long time.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

What we have done over the last while is put in place teams in every part of that market and positions that are worth betting on, in a way that is just radically different but they’re small. They’re small. They fit your definition of early-stage bets. I love the team we have in tech in Germany or in FLC in Germany or construction in Germany. The CorpFin business, we now have in Germany is a terrific platform for growth. The new hires we just had in France are great. The Middle East is the strongest it’s ever been. The Australia business has now turned around and we have real growth aspirations. All of those countries are actually meet your criteria for kind of early stage. We’re not new into Germany, but compared to where we could be in Germany, we are and we’re just at the early stages.

And I think every one of the countries I just mentioned and then the sub practices within those countries, meet your definition. And it’s not just in those countries. And in the U.K., we’re investing behind some of our non-bankruptcy services in a way we never did in the past. We’re investing in financial institutions practice, which we always had. So I think there’s a lot of bets, but maybe that gives you a little bit of granularity. Does that help?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

It did. And I don’t know whether you’ll — I don’t expect specific numbers, but I’d love to get a flavor for the inputs into your revenue growth guidance. And in the broadest strokes, I see headcount utilization and realized bill rate as sort of the broadest categories that could contribute to that? So if I didn’t ask for specific numbers, any way you could rank order those or give us some color about how you get to your revenue growth?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Let me talk about conceptually and then ask Ajay, whether he wants to comment on the arithmetic. Look, I think the real issue is when I talk about all these investments, the first place we start is either by betting behind a new senior team that we’ve promoted that is coming into their own, either MDs or SMDs that are coming to their own or we’ve hired and are excited about. And so the real question at the end of the day is how fast can they penetrate the market that we believe. Those are bets that we believe those people can penetrate the markets. But you never know how fast it can be. And sometimes there are constraints, if they’re hired laterally, we on and on competes, if they’re promoted, there may be incredible talent but not have the footprint that some of the laterals have. So there’s a bet on how fast that goes.

And then there’s a tendency to say, “Well, why don’t we not hire junior people below those people until they start selling.” And that never has worked in the history of professional services firm. You’re not — when you go in for a huge investigation, people say, you’re fabulous, how big is your team below. I have 4 people. That never sold the huge investigations in the history of the world. And so once you’ve made the decision to bet on the senior people as you bet on the junior people. And then you make a forecast of how fast it’s going to be, and Ajay likes to call it a forecast, I sometimes call it a guess on how fast it is to realize. My experience is it’s not — we have not made that many mistakes. Most of the bets we’ve made have worked. We’re — I mean, it’s an exceptional track record on that dimension. In terms of predicting how fast it was, it’s sort of a little bit more mix. But Ajay, you want to be more precise than that or leave it there?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

No, I’d be honest, I won’t be more be exactly precise, but I put it in context of some numbers and some opportunity. So the 2 areas where we give utilization numbers in CorpFin, FLC and Econ, right? And our utilization numbers in CorpFin and FLC are low and are lower than we had in the prior years. So what I’m trying to paint a picture on, Tobey, is that we have a lot of avenues or paths to significant revenue growth. Simply improving that utilization statistic would get us very significantly higher revenue growth as well as profitability. Now we also have clearly said today that we’d like to hire lots and lots of people globally, right? Again, it’s just our desire to hire people doesn’t necessarily mean people will come to us. I mean, that’s always we have to go out there and get them similarly with the business. But we have many avenues for growth there. So the first, the utilization piece would impact your bill rate, It’ll take that bill rate higher. And the headcount piece if it’s not followed immediately with revenue growth, would take your bill rate lower, but would get you the headcount growth. And this is the reason we have the range of revenues in there and range of estimations around that midpoint.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

In terms of the geography, then I don’t know whether you noticed in the supplemental disclosure that in the last 6 years, Tobey, our revenue outside the U.S. has grown from 28%, I think, to 38%. U.K. has doubled in revenue. The rest of countries other than the U.K., other than the U.S. have more than doubled and the U.S. has grown by 1/3. So I mean, there is — as Steve mentioned, there are now platforms for growth. If you have one partner in one country, that may not necessarily be an adequate platform. But when you have 50 or 100, it certainly is. And we have platforms from growth in various places. We never had information governance. We never had privacy and cybersecurity. We never had an ESG offering, tremendous avenues for growth.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Last question for me, if I could ask one more. Do you — could you give us a sense for the mix of lateral senior hires versus when you’re going to be able to be generating a substantial mix of internally promoted MDs and SMDs? Because I think that’s where you start to get into a sort of a different orbit, where you’re nurturing this talent internally and fueling your growth that way.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. I don’t know if we have the numbers here. But at the same time, I think you know we’ve been doing record numbers of lateral hire SMDs. I think maybe over 3 years — I don’t know, maybe 150 over 3 years or something like that. But I don’t think the homegrown promotes are that far behind. We’ve also had record numbers of homegrown promotes. I mean it’s not like some firms that never have hired laterally, where 80% of the people are homegrown, but we are making real progress on the homegrown. And luckily, at this point in time, it’s — our story is one that allows us to supplement it.

I don’t think we could today meet our growth aspirations with only homegrown, but we’re getting stronger and there’s a commitment to it that there never was. So we can get you the exact numbers. I think, Mollie, we can get to the exact numbers of homegrown promotes, too. But it’s a pretty impressive number, too. It’s not just the laterals.

Well, thank you, and thanks to you also for juggling your calendar.

Operator

(Operator Instructions) Our next question will come from Marc Riddick with Sidoti & Company.

Marc Frye Riddick - Sidoti & Company, LLC—Business and Consumer Services Analyst

I was wondering if we could sort of head in a slightly different direction. Maybe you could talk a little bit about what you’ve seen. There were a couple of acquisitions last year, which were certainly additive. I was wondering if you could spend a little bit of time on those and maybe talk a bit about the what the pipeline looks like? And based on commentary, it seems as though the pipeline might be a little more attractive or complementary on the international side, but maybe you could spend a little bit of time on that?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Well, the acquisitions we’ve done over the last several years, I’m very excited about. They are — we look at — poor Jeff Amling, but not only Jeff Amling, looks at a whole lot of acquisitions. We don’t do very many. And that is not our primary growth vehicle. Our growth — we now have a management team that believes — understands and believes that our day in, day out responsibility is organic growth, and that’s what we do. We will supplement that with great acquisitions when we find them, but they have to be great acquisitions.

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

And that has 2 constraints, both of which are pretty substantial constraints. One is a financial constraint. And right now, with the looseness of private equity, with the looseness of bank money, and the aggressiveness of private equity, a huge number of deals are going at prices that are not — have no historical precedent. And we’ve not gotten into a bidding auction. I don’t think we’ve ever gotten on a bidding auction while I’ve been here and not certainly any of the deals we’ve done.

So there’s a price constraint. But more important than that, there’s a fit constraint. I think some of our history was doing acquisitions, which look good at the first time, and we never integrated them. They didn’t click with the culture of the company. And then after 5 years, even if there was good financials, people went poof. And if you actually look at it, when you look at it over 5 years, there’s never been an acquisition, I don’t think, in the history of professional services that if everybody disappears after 5 years, the cash on cash is a good return.

And so we really screen aggressively for people who we think will grow on our platform better than they are on their current platform, who will be excited to be here. And so we’re really pleased when we find those, but those are hard to find. I think both the deal we did in the Netherlands and the construction deal we did this past year, we’re really excited about both of those as we were on the German acquisition and the Delta acquisition before and the CDG acquisition before it, but those are hard to find. When we — if we could find 30 of them, I’d do them. We don’t have a constraint on cash or saying we only can do 3, but it’s hard to find them. The more we find, the more we’ll do. But our day job, day in, day out is not the acquisitions. It’s to build out organically. Does that make sense, Marc? Did I answer your questions?

Marc Frye Riddick - Sidoti & Company, LLC—Business and Consumer Services Analyst

You did actually. That’s perfectly fair. One thing I was sort of curious about, I think you made a little — you touched on this a little bit, but I was sort of curious about maybe what you’re seeing as to pickup first on your end of things as far as pickup of sort of visiting clients, are you beginning to see folks kind of get out there and travel a little bit more, not just from an expense side, but just from an engagement perspective?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Absolutely. Look, I think I’ve personally done this. I spent 3 weeks in Europe in January. I spent — went over there in September last year. I — when there were lows in the summer, I started traveling around the U.S. and we might see these people, not — clients are people, too, and people, humans are starved for contact. And Zoom is good and Teams is good. But I mean there’s something about the quality of a face-to-face engagement that really matters. And I think there’s an unlocking of that now.

It’s happening interestingly enough, in my observation, quite differentially around the world. I mean there’s just parts of the world that have essentially emotionally declared COVID is over. I think the U.K. felt more like that than New York. So I mean, it just — I think it has to do with the history of COVID and how cautious that has made people feel. But you can feel that desire to put it behind us and go back, not to the same as before. I mean there was a huge amount of travel that will never happen because Zoom is actually very effective. And there’s a huge amount of work remotely that will happen. But to supplement that with the essence of person-to-person connection. And I feel that internally, but I also — as I visited clients, we’re not alone. To the clients, as I say to people, clients are humans, too. Does that resonate with you? I assume it’s true on your firm too, Marc?

Marc Frye Riddick - Sidoti & Company, LLC—Business and Consumer Services Analyst

It certainly is. I was sort of thinking about the — what we’ve seen on the leisure side of things from folks who are in the travel business, I was getting — I just wanted to get a sort of a sense of if we’re beginning to see a little bit of an impact from that on your end.

I guess the last thing for me is that — so it really — it seems as though that part is part of your guide that you’re expecting more travel and more face-to-face going forward within the firm, and that sounds like it’s part of the investment that you’re doing. The last part I would sort of add to is from the hiring time frame perspective, things like that, should — is it fair to — I mean, we’re a couple of months into the year now, is it fair to assume that, that process has already begun?

FEBRUARY 24, 2022 / 8:00PM, FCN.N - Q4 2021 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Yes. Sure. Look, I think a lot of the senior most hiring has already happened. I mean the bets we’re making a lot of — I mean, look, I think actually we’ve had incredible run on senior hiring even this year. But a lot of the bets that we are thinking about here had to do with a great set of senior hires we were doing during the course of last year, the last year or 2, which were in place. And so that we’re now hiring less tenured people below them in various geographies around the world. And so there’s a lot underway.

Second issue, of course, is we always have pre-committed for the entry level hires, right? Because the entry-level hires come from schools, the timing of that means you make those decisions quite a bit ahead of time. So yes, a lot of hires — not all the hires are pre-committed, but a lot of hires are not just intellectually in our minds, but we’re either — we have in place or are right now interviewing people for. Does that answer your question, Marc?

Marc Frye Riddick - Sidoti & Company, LLC—Business and Consumer Services Analyst Yes. Yes. That sounds very encouraging.

Operator

This concludes our question-and-answer session, which also concludes our conference for today. Thank you for taking...

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you all for attending.

Operator

You may now disconnect your lines at this time.

DISCLAIMER

The transcribing company reserves the right to make changes to documents, content, or other information on its web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE TRANSCRIBING COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.